Exhibit 99.1

July 1 to June 30	Twelve Month Period
	No. of Corporate Stores	Corporate Store Sales	Sales per Store	Change	No. of Non- Corporate Stores	Non-Corporate Store Sales	Sales per Store	Change
		(US$)	(US$)			(US$)	(US$)
FY2010	89	17,708,764	198,975	8.9%	30	2,643,941	88,131	23.4%
FY2009	77	14,074,481	182,785		30	2,142,734	71,424

July 1, 2009 to June 30, 2010 FY2010
	Corporate Store No.	Non- corporate Stores No.	Combined Store No.	Store Size	Store Size	Average Store Size	Corporate Stores Sales	Non- corporate Stores Sales	Combined Sales	Sales per Square Footage
				(M2)	(ft2)	(ft2)	(US$)	(US$)	(US$)	US$/ ft2)
Stores Exist throughout the Period	89	30	119	12,685	136,540	1,147	17,708,764	2,643,941	20,352,705	149
Newly Opened Stores	45	12	57	5,031	54,152	950	2,556,936	120,078	2,677,014	49
Newly Closed Stores	41	31	72	6,664	71,731	996	426,875	59,125	486,001	7

Average for the Period	132	52	184	18,532	199,482	1,087	20,692,575	2,823,145	23,515,720	118

Note: three corporate stores and eight non-corporate stores were opened and closed in the same period

July 1, 2008 to June 30, 2009 FY2009
	Corporate Store No.	Non- corporate Stores No.	Combined Store No.	Store Size	Store Size	Average Store Size	Corporate Stores Sales	Non- corporate Stores Sales	Combined Sales	Sales per Square Footage
				(M2)	(ft2)	(ft2)	(US$)	(US$)	(US$)	US$/ ft2)
Stores Exist throughout the Period	77	30	107	11,059	119,041	1,113	14,267,932	2,608,995	16,876,927	142
Newly Opened Stores	56	24	80	8,313	89,480	1,119	5,368,106	562,787	5,930,893	66
Newly Closed Stores	35	18	53	4,262	45,873	866	340,205	124,171	464,376	10

Average for the Period	123	51	174	17,347	186,718	1,076	19,976,242	3,295,954	23,272,196	125

Note: six corporate stores and one non-corporate store were opened and closed in the same period